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                                                                  Exhibit (a)(i)

                WINTHROP CALIFORNIA INVESTORS LIMITED PARTNERSHIP
                           7 BULFINCH PLACE, SUITE 500
                                  P.O. BOX 9507
                           BOSTON, MASSACHUSETTS 02114
                                 (617) 570-4600

                                February 12, 2004

Dear Limited Partner:

     Please be advised that the general partners of Winthrop California Investors Limited Partnership (the "Partnership") are affiliated with Quadrangle Associates III LLC, the entity making an offer to purchase units of limited partnership interest in the Partnership. As a result of this affiliation, the Partnership is making no recommendation and is remaining neutral as to whether limited partners should tender their units pursuant to the Offer.

     We are enclosing for your information a copy of the Schedule 14D-9 which we have filed with the Securities and Exchange Commission which sets forth more detailed information.

                                            Sincerely,

                                            WINTHROP CALIFORNIA
                                            INVESTORS LIMITED PARTNERSHIP


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